Exhibit 1

WESTPAC

GROUP

INTERIM

FINANCIAL

REPORT

2012

Westpac Banking Corporation ABN 33 007 457 141

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Interim Financial Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Interim Financial Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

■                 the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

■                 the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

■                 market volatility, including uncertain conditions in funding, equity and asset markets;

■                 adverse asset, credit or capital market conditions;

■                 changes to our credit ratings;

■                 levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

■                 market liquidity and investor confidence;

■                 changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

■                 the effects of competition in the geographic and business areas in which Westpac conducts its operations;

■                 reliability and security of Westpac’s technology and risks associated with changes to technology systems;

■                 the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

■               the effectiveness of our risk management policies, including our internal processes, systems and employees;

■                 the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

■                 internal and external events which may adversely impact our reputation;

■                 changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate; and

■                 various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ in the Directors’ report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this Interim Financial Report, whether as a result of new information, future events or otherwise, after the date of this Interim Financial Report.

REFERENCES

In this Interim Financial Report a reference to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its controlled entities unless it clearly means just Westpac Banking Corporation.

WEB SITES

Information contained in or otherwise accessible through the web sites mentioned in this Interim Financial Report does not form part of the report unless we specifically state that the information is incorporated by reference thereby forming part of the report. All references in this report to web sites are inactive textual references and are for information only.

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INTERIM FINANCIAL REPORT 2012

DIRECTORS’ REPORT

The Directors of Westpac present their report together with the financial statements of Westpac and its controlled entities (collectively referred to as ‘the Group’) for the half year ended 31 March 2012.

DIRECTORS

The names of the Directors of Westpac holding office at any time during, and since the end of, the half year and the period for which each has served as a Director are set out below:

Name	Position

Lindsay Maxsted	Chairman since 14 December 2011 and Director since March 2008.

Ted Evans	Retired on 14 December 2011. Chairman from April 2007 and Director from November 2001.

Gail Kelly	Managing Director & Chief Executive Officer since February 2008.

John Curtis	Deputy Chairman and Director since December 2008.

Elizabeth Bryan	Director since November 2006.

Gordon Cairns	Director since July 2004.

Robert Elstone	Director since February 2012.

Peter Hawkins	Director since December 2008.

Carolyn Hewson	Director since February 2003.

Ann Pickard	Director since December 2011.

Graham Reaney	Retired on 14 December 2011. Director from December 2008.

Peter Wilson	Director since October 2003.

REVIEW AND RESULTS OF THE GROUP’S OPERATIONS DURING THE HALF YEAR

The net profit of the Group for the half year ended 31 March 2012, after tax and non-controlling interests decreased by 25% to $2,967 million compared to the half year ended 31 March 2011. This was largely due to the increase in income tax expense of $1,092 million as the income tax expense for the half year ended 31 March 2011 benefitted from a $1,110 million tax adjustment relating to the impact of finalising tax consolidation of the St.George merger.

Basic earnings per share for the half year ended 31 March 2012 was 97.8 cents per share compared to 132.5 cents per share for the half year ended 31 March 2011. There was a 2% increase in shares on issue, mostly from the dividend reinvestment plan.

Net interest income increased by 6% to $6,185 million compared to the half year ended 31 March 2011. The increase reflects growth in loans and deposits, partially offset by some margin contraction.

Non-interest income increased by 6% compared to the half year ended 31 March 2011 due to growth in our retail banking businesses, the benefit of the J O Hambro acquisition and higher markets income.

Operating expenses increased by 7% compared to the half year ended 31 March 2011. The increase was primarily driven by the acquisition of J O Hambro, an increase in operating costs in connection with the Bank of Melbourne expansion and a provision raised for the Group’s supplier program.

Impairment charges increased by 31% compared to the half year ended 31 March 2011. This change was mostly due to a $106 million net reduction in economic overlay provisions for the half year ended 31 March 2011, while there was little change in the economic overlay in the half year ended 31 March 2012.

The effective tax rate increased to 31% for the half year ended 31 March 2012 from 6% in the half year ended 31 March 2011. The increase in the effective tax rate was the result of the $1,110 million tax benefit recognised in the half year ended 31 March 2011 not being repeated in the half year ended 31 March 2012.

An interim dividend of 82 cents per share has been declared by the Board. The dividend is fully franked. This represents an increase of 8% over the dividend declared for the half year ended 31 March 2011.

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INTERIM FINANCIAL REPORT 2012

DIRECTORS’ REPORT

SIGNIFICANT EVENTS DURING THE HALF YEAR ENDED 31 MARCH

Liquidity

On 16 December 2010, the Basel Committee on Banking Supervision (BCBS) released the final text of the Basel III liquidity framework. The framework introduces two new liquidity measures: the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR).

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under an acute stress scenario. As there are insufficient Government bonds available in the Australian marketplace to allow institutions to meet the LCR, the Reserve Bank of Australia (RBA) has announced, jointly with the Australian Prudential Regulation Authority (APRA), that it will make available to Australian institutions a committed secured liquidity facility that can be utilised to meet the LCR requirement.

The timetable for implementing the liquidity standard schedules the LCR to be introduced from 1 January 2015 and the NSFR from 1 January 2018. Both liquidity measures are subject to an observation and review period prior to implementation and as such are potentially subject to modification.

APRA has released for consultation a discussion paper outlining its proposed implementation of the Basel III liquidity reforms in Australia. However, until the final Australian standards are released, the full extent of the impact on the Westpac Group is uncertain. Notwithstanding the uncertain requirements, Westpac expects to increase its holding of liquid assets.

Capital

On 16 December 2010 the BCBS released the final text of the Basel III capital framework. The framework incorporates higher global minimum capital requirements and the introduction of two new capital buffers. The framework includes:

■                 an increase in the minimum common equity requirement from 2.0% to 4.5%;

■                 an increase in the minimum Tier 1 capital requirement from 4.0% to 6.0%;

■                 a capital conservation buffer at 2.5%, to be met with common equity; and

■                 a countercyclical buffer of between 0% to 2.5% to be met with common equity or other fully loss absorbing capital (subject to further BCBS guidance). The buffer is intended to be applied during times of excess credit growth.

The framework includes a compliance timetable, with phase-in arrangements starting from 1 January 2013 and some elements not becoming fully effective until 1 January 2019.

On 30 March 2012, APRA released a further discussion paper on the implementation of Basel III together with drafts of the revised capital adequacy standards that will govern the implementation of the Basel III capital framework in Australia. Based on the discussion paper and draft standards, Westpac believes it is well placed to meet the new capital requirements within the timeframes proposed. However, until APRA’s final prudential standards are issued and APRA advises institutions of their prudential capital ratios, the full extent of the impact on the Westpac Group cannot be confirmed.

Westpac Convertible Preference Shares

On 23 March 2012, Westpac issued approximately $1.19 billion (raising $1.18 billion after transaction costs) of new Tier 1 hybrid securities known as Westpac Convertible Preference Shares (Westpac CPS), which qualify as Non-innovative Residual Tier 1 capital of Westpac for regulatory capital purposes. Westpac CPS will also be eligible for transitional treatment as Additional Tier 1 capital under APRA’s Basel III capital adequacy framework. This issue of Westpac CPS added 39 basis points to Westpac’s Tier 1 capital ratio.

Credit ratings

On 1 December 2011, Standard & Poor’s announced that, following changes to its criteria for assessing bank credit ratings globally, the ratings of the major Australian banks, including Westpac, were lowered by one notch. As a result, Westpac’s long-term, senior unsecured credit rating was assessed as AA- down from AA. The outlook for the rating is stable. Westpac’s short term credit rating was affirmed at A-1+.

On 24 February 2012, Fitch Ratings advised that Westpac, along with other major Australian banks, had its long-term senior unsecured issuer default rating downgraded to AA- down from AA. The outlook for the rating is stable. Westpac’s short-term issuer default rating was affirmed at F1+.

Systemically Important Financial Institutions (SIFIs)

In November 2011, the BCBS published Global systemically important banks: Assessment methodology and the additional loss absorbency requirement. This document announced the final methodology for determining Global Systemically Important Banks (G-SIBs), and the Financial Stability Board (FSB) named the initial list of 29 G-SIBs determined under this methodology who would be subject to higher capital requirements and greater oversight. No Australian bank has been named as a G-SIB based on the current methodology and data. The G20 also directed the FSB to consider how to extend the framework to a broader set of SIFIs, including Domestic Systemically Important Banks (D-SIBs), and to make recommendations to the G20 by April 2012. Any extension of the framework, the methodology for determining D-SIBs, and additional requirements to be placed on D-SIBs at this stage are unknown. Until global policy frameworks are finalised and APRA implementation is determined, any impact on Westpac cannot be determined.

Recovery and resolution planning

In November 2011, the FSB finalised a comprehensive package of policy measures to improve the capacity of authorities to resolve failing SIFIs, without systemic disruption and without exposing taxpayers to risk of loss. As part of the package, a Recovery and Resolution Plan is required for any firm deemed by its home authority to have systemic importance to the domestic economy. In addition, SIFIs will be subject to resolvability assessments to ensure they may be resolved without severe systemic disruption and taxpayer loss while at the same time protecting systemically important functions. APRA has disclosed that a pilot Recovery Planning project is underway in Australia applying to the largest banks. Following the pilot it is expected that APRA will propose a formal requirement, for a yet to be determined subset of the Australian finance industry. The detail on any such package will be developed through the pilot project, and as such the final form of requirements, implications, and timing for Westpac are at this stage unknown.

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INTERIM FINANCIAL REPORT 2012

DIRECTORS’ REPORT

OTC derivatives reform

The ‘Over the Counter’ (OTC) derivatives market is undergoing significant reform globally with regulators mandating central clearing for standardised OTC derivatives; encouraging exchange trading where appropriate; imposing higher capital charges on non-cleared products; and requiring all transactions to be reported to trade repositories. Locally, the Council of Financial Regulators (APRA, Australian Securities and Investments Commission (ASIC), RBA and the Australian Treasury) released a discussion paper on the mandatory clearing of OTC derivatives in Australia in June 2011. The Council has also made recommendations to the Australian Government for reforms to the regulation of Financial Market Infrastructure, which includes OTC clearing houses, which were released on 30 March 2012. The policy recommendations in both documents are at a high level, and contain little information on the practical implementation aspects of the proposals.

Westpac is closely monitoring the offshore developments and is actively engaging with local and international regulators, trade associations, banks, and clearing houses. Work has also commenced to develop a clearing solution to comply with the offshore requirements which capture Westpac’s operations. As both the international and local reforms are not yet finalised, the full extent of the impact on the Westpac Group’s operations remains unclear.

Exception fees class action

On 16 December 2011 a class action was commenced against Westpac in the Federal Court of Australia on behalf of certain customers of Westpac. A second class action against Westpac, brought on behalf of certain customers of St.George Bank and BankSA, was commenced on 1 February 2012. The claims in both class actions allege that certain exception fees charged by Westpac prior to October 2009 were unlawful. The claims against Westpac form part of a series of class actions against a number of Australian banks initiated by the litigation funding company IMF (Australia) Ltd. Westpac intends to defend the proceedings. By agreement between the parties, the proceedings against Westpac are ‘on hold’ until at least June 2012, pending developments in a related class action against another Australian bank.

Tax developments

Following the Tax Forum conducted by the Australian Federal Government in Canberra on 4 October 2011 and 5 October 2011 to discuss tax reform following the report from Australia’s Future Tax System Review (the Henry Review), the Deputy Prime Minister and Treasurer announced the appointment of a select tax working group that will look at how the Australian tax system could be improved. Measures that will be considered by this working group include possible changes to tax losses, the corporate tax rate and the taxation treatment of equity. That tax working group is due to deliver its final report at the end of 2012. Until further detail of any possible changes to the taxation rules are released, and any changes to the law finalised, any impact on Westpac cannot be determined.

On 30 March 2011, the Assistant Treasurer announced a review of the tax consolidation provisions dealing with rights to future income and the residual tax cost setting rules. The consideration was whether these rules needed to be amended, and, if so, whether any amendments will take effect retrospectively. The residual tax cost setting rules are the provisions under which amounts were allocated to the St.George in the money derivatives in the tax consolidation process (and from which deductions are claimed by Westpac under the general taxing provisions). Following the release on 18 April 2012 of the Exposure Draft legislation (Tax Laws Amendment (2012 Measure No.2) Bill 2012) there is no amendment required to the tax treatment which has been previously reflected in Westpac’s financial statements for certain St.George derivative contracts.

Changes to accounting standards

In continuing response to the global financial crisis, governments, regulators and accounting standard setters are working to revise certain accounting standards. The objective is to achieve convergence towards a single set of high-quality, global and independent accounting standards. The specific areas that have been targeted include accounting for financial instruments, loan-loss provisioning, off-balance sheet exposures and the impairment and valuation of financial assets and lease accounting. The Group expects that there will be a number of new standards issued in the next three years that will require changes to our current accounting approaches.

United States

There are a number of significant regulatory reforms currently occurring in the United States (US). These include:

Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act)

In response to the global financial crisis, new legislation designed to reform the system for supervision and regulation of financial firms in the US was signed into law on 21 July 2010. The Dodd-Frank Act contains a wide range of provisions that will affect financial institutions operating in the US, including foreign banks such as Westpac. Included among its provisions are reforms designed to reduce systemic risk presented by very large financial institutions, promote enhanced supervision, regulation, and prudential standards for financial institutions, establish comprehensive supervision of financial markets, impose new limitations on permissible financial institution activities and investments, expand regulation of the derivatives markets, protect consumers and investors from financial abuse, and provide the US Government with the tools needed to manage a financial crisis. Many of the provisions of the Dodd-Frank Act require extensive rulemaking by US regulatory agencies before the provisions become effective. The issuance of final rules under the Dodd-Frank Act remains far from complete, with the process continuing in 2012. Aside from the general observations regarding OTC derivatives reform above, until there is greater clarity regarding the final forms of the rules and the extra-territorial application, it is not possible to assess the full impact of the legislation and the regulations on our operations. However in the event that some of the rules are implemented in or close to the current draft, significant investment in compliance and reporting programs and changes to business activities is likely to be required.

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INTERIM FINANCIAL REPORT 2012

DIRECTORS’ REPORT

Foreign Account Tax Compliance Act (FATCA)

Legislation incorporating provisions referred to as FATCA was passed in the US on 18 March 2010. The legislation and subsequent guidance requires Foreign Financial Institutions (FFIs) (such as Westpac) to enter into an FFI agreement by 30 June 2013 and agree to identify and provide the US Internal Revenue Service (IRS) with information on accounts held by US persons and US-owned foreign entities, or otherwise face up to 30% withholding tax on payments made to the FFI from US sources. In addition, FFIs that have entered into an FFI agreement will be required to withhold on certain payments made to FFIs that have not entered into an FFI Agreement and account holders who do not respond to requests to confirm their US person status and/or do not agree to the FFI reporting certain account related information to the IRS. Draft FATCA regulations have been released by the US Treasury and IRS which provide initial guidance on the law, with the final regulations not expected until late 2012. However, if the FATCA provisions are implemented in or near to their current form, taking into account the latest draft FATCA regulations issued to date, substantial investment in a compliance and reporting framework would be required.

New Zealand

Regulatory reforms and significant developments in New Zealand include:

Transfer of additional banking operations to Westpac New Zealand Limited on 1 November 2011

Until 1 November 2006, Westpac conducted its banking operations within New Zealand through a branch structure. On that date, and after extensive consultation with the Reserve Bank of New Zealand (RBNZ), Westpac adopted a dual registration operating model comprised of a locally incorporated subsidiary, WNZL, to conduct its consumer and business banking operations in New Zealand, and a branch, Westpac’s NZ Branch (NZ Branch), to conduct its institutional and financial markets operations.

Following an independent review of the structure of the operating model of Westpac’s business in New Zealand, the RBNZ, WNZL and Westpac reached agreement on changes to the operating model. As a result, and pursuant to the Westpac New Zealand Act 2011, the following assets and liabilities associated with certain business activities and associated employees were transferred from the NZ Branch to WNZL on 1 November 2011:

■                 institutional customer deposits;

■                 institutional customer transactional banking;

■                 institutional customer lending other than trade financing activities;

■                 debt capital markets activities carried out in assisting corporates to obtain funding, such as customer loan syndication and securitisation arrangements, but excluding the debt securities team activities, such as arrangement of commercial paper and bond programs;

■                 corporate advisory; and

■                 institutional customer foreign currency accounts.

The NZ Branch has retained its financial markets operations for external customers, including sales and trading of capital markets products and foreign exchange for corporate and institutional customers, pricing and risk management for interest rate, foreign exchange and commodity products for retail, business and institutional customers of WNZL and trading of capital markets products and foreign exchange as principal. In addition, the NZ Branch has retained its global intra-group financing functions, correspondent bank relationships, debt securities team activities, such as arrangement of commercial paper and bond programs, and international business (including trade finance activities but excluding customer foreign currency accounts).

Open Bank Resolution (OBR)

The RBNZ released a consultation paper on OBR in March 2011. OBR contemplates a bank being open for business on the next business day following an insolvency event or event that triggered putting it under statutory management. The RBNZ’s consultation paper recommended that all locally incorporated banks with retail funding over NZ$1 billion participate in a pre-positioning process and therefore the policy would apply to WNZL. In the event of failure, a bank must be able to achieve certain outcomes which include being able to freeze accounts and process pending payments, determine customers’ account balances on a per account basis, set aside a proportion of account balances that have been frozen, and resume customers’ access to their transaction and other accounts on the next business day following the bank’s closure. Banks were required to submit detailed implementation plans to the RBNZ by 29 February 2012. In April 2012, the RBNZ revised the date by which banks will be required to be fully pre-positioned from end February 2013 to 30 June 2013. A new condition of registration will be imposed on banks to implement the new OBR requirements.

Basel III

The RBNZ has released two consultation papers on Basel III. In the first paper, released in November 2011, the RBNZ proposed that New Zealand adopt the core Basel III capital measures relating to new capital ratios, including the conservation buffer, and most of the recommendations relating to the definition of capital. Total Tier 1 capital will increase to 6.0% plus the conservation buffer of 2.5%. Tier 1 capital will need to include common equity of 7.0% (Tier 1 ratio of 4.5% and the conservation buffer). As it had signalled previously, the RBNZ is not proposing to adopt the leverage ratio. In its second consultation paper, released in March 2012, the RBNZ provided further information about the capital conservation buffer and the countercyclical capital buffer. The RBNZ is proposing that Basel III be implemented in New Zealand ahead of the BCBS’ and APRA’s timetable. The new capital ratios will come into effect on 1 January 2013 and the capital conservation buffer and countercyclical buffer will be in full effect from 1 January 2014. The conservation buffer will be implemented in full from that date, in contrast to the Basel Committee on Banking Supervision’s Framework which proposes that the buffer be implemented over a two year period (from 2016). In another departure from the Basel Framework, the RBNZ is proposing that distributions be fully, rather than partially, restricted when a bank is operating within the conservation and countercyclical buffers.

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INTERIM FINANCIAL REPORT 2012

DIRECTORS’ REPORT

Financial Markets Conduct Bill (FMCB)

The FMCB was introduced into the New Zealand Parliament in October 2011 and is currently before the Select Committee. The Bill is due to be reported back to the House in early September 2012. The FMCB represents an overhaul of the existing securities law regime in New Zealand and will impact various aspects of the wider Westpac New Zealand business. It introduces changes to product disclosure and governance, and introduces new licensing and registration requirements. The new regime will do away with the existing prospectus/investment statement dual disclosure model and introduce a single product disclosure statement, supported by an online register of other material documentation. Much of the detail from the Bill has been left to be prescribed in regulations.

Credit law reform/responsible lending

The New Zealand Government is proposing to amend the Credit Contracts and Consumer Finance Act 2003 (CCCFA) by introducing a duty to lend responsibly. An exposure draft of the amendment Bill was released in April. The Bill will provide for a regulatory responsible lending code and strengthen existing consumer protections by changing current CCCFA provisions on disclosure, fees, hardship and ‘oppressive contracts’. The proposal for a responsible lending duty backed by a regulatory code partly reflects the approach of the Australian legislation. However, the Ministry of Consumer Affairs has said the code will not be a prescriptive set of rules, which differs from the Australian approach.

Further regulatory developments

The Australian Federal Government has embarked on a program of regulatory reform, which will affect Westpac.

This includes:

■                 Credit law reform – following the commencement of the National Credit Code on 1 July 2010, new licensing obligations commenced on 1 January 2011 to regulate the activities of credit providers, including obligations requiring licensees to observe responsible lending practices. A second phase of reform requires credit providers to make available credit guides and for credit assistance providers to provide quotes and proposal disclosure documents. Since 1 January 2012, credit providers have been required to produce Key Facts Sheets for standard home loans. A number of other reforms, including reforms relating to the regulation of credit cards, have also been announced, which are scheduled to commence on 1 July 2012.

■                 Superannuation changes – on 16 December 2010 the Government provided its response to the Super System (Cooper) Review into Australia’s superannuation system. The Government’s proposals include the introduction of a simple, low-cost ‘MySuper’ superannuation product from 1 July 2013 and an initiative called ‘SuperStream’ to improve the efficiency of processing superannuation transactions through the use of technology. Legislation is being introduced in several tranches throughout the first half of calendar 2012 to implement the superannuation reforms.

■                 Financial advice changes – on 22 March 2012 the Government’s Future of Financial Advice (FOFA) reforms passed the House of Representatives. They are due to be debated in the Senate during May 2012 and will need to be passed by the Senate before the reforms can become law. The FOFA reforms are aimed at improving consumer trust and confidence in, and the quality of, financial advice. The FOFA reforms include a ban on certain conflicted payments and soft dollar benefits, a ban on certain volume-based payments, a ban on the charging of asset-based fees on borrowed funds, a statutory best interests duty so that financial advisers must act in the best interests of their clients, and an ‘adviser charging regime’ where the investor will be required to opt-in every two years to receive ongoing advice and where advisers will be required to give annual disclosure of ongoing fees and services to investors. The majority of the proposed reforms are scheduled to commence from 1 July 2012, although the Government announced in March 2012 that the application of the provisions will be voluntary until 1 July 2013.

■                Privacy law reform – the Privacy Act, first introduced in Australia in 1988, regulates how personal information is collected, used, disclosed and maintained by organisations. It also grants rights to individuals to access and request the correction of their information. The Government has committed to update and enhance the Privacy Act in four stages. Exposure Drafts for only the first two stages of reform have been released (the Australia Privacy Principles released in June 2010 and Credit report provisions released in February 2011). The Exposure Drafts contain changes to strengthen individual’s rights under the current National Privacy Principles and to amend, among other things, how credit reporting is conducted. It is expected that Bills containing these reforms will be introduced to Parliament in June 2012.

■                 Proposed amendments to the Insurance Contracts Act – on 21 March 2012, the Insurance Contracts Amendment Bill 2011 was passed by Parliament. Regulations proposed under that Bill will standardise the definition of ‘flood’ for home and contents insurance policies and establish additional mandatory disclosure requirements for home and contents insurance policies. In addition to those changes, the Federal Government is currently reviewing the availability and affordability of flood insurance, while amendments to the Insurance Contracts Act 1984 (Cth) and related legislation may result in insurance contracts being subject to the ‘unfair contracts’ regime; updated duties of disclosure being imposed upon insureds; and the option of providing notices and documents under the Act electronically.

■                 The introduction of a new regulatory framework for personal property securities – on 30 January 2012 the Personal Property Securities Act (PPSA) commenced. The PPSA is a national personal property securities regime involving a single register and a uniform set of rules that replaces a wide range of complex State and Territory based legislation and registers. The PPSA regime has introduced fundamental changes to the treatment of security interests in personal property in Australia.

■                 Tax discount for interest income – on 25 November 2011, the Government announced that it would defer the start date of a proposed 50% tax discount on interest income received by individual taxpayers from deposits in Authorised Deposit-taking Institutions (ADIs), as well as from bonds, debentures and annuity products. The discounts are now scheduled to apply on up to $500 of interest from 1 July 2013 and $1,000 in subsequent years (1 July 2014 onwards).

■                 Covered bonds – on 13 October 2011, the Commonwealth Parliament passed an amendment to the Australian Banking Act 1959 (Banking Act) permitting ADIs to issue covered bonds. Among other things, this legislation caps at 8% the value of an ADI’s assets in Australia that can be included in a cover pool supporting covered bonds.

Westpac continues to review these developments, engage with Government, regulators and industry bodies as appropriate, and amend its systems, processes and operations to align with regulatory changes as they occur.

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INTERIM FINANCIAL REPORT 2012

DIRECTORS’ REPORT

Commencement of new Chairman

On 14 December 2011, Lindsay Maxsted became Chairman of Westpac Banking Corporation following the retirement of Ted Evans. Mr Maxsted joined the Board in 2008 as an independent Director and Chairman of the Audit Committee.

New organisational structure

On 24 November 2011 Westpac announced a new organisation structure for the Westpac Group creating two new divisions being:

■                 Australian Financial Services (AFS) which encompasses Westpac Retail & Business Banking, St.George Banking Group, BT Financial Group, and Banking Products and Risk Management; and

■                 Group Services encompassing Technology, Banking Operations, Property Services and Legal.

RISK FACTORS

Our business is subject to risks that can adversely impact our business, results of operations, financial condition and future performance. If any of the following risks occur, our business, results of operations, financial condition or future performance could be materially adversely affected, with the result that the trading price of our securities could decline and you could lose all, or part, of your investment. You should carefully consider the risks described and the other information in this Interim Financial Report and our 2011 Annual Report before investing in our securities. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties that we are unaware of, or that we currently deem to be immaterial, may also become important factors that affect us.

Our businesses are highly regulated and we could be adversely affected by failing to comply with existing laws and regulations or by changes in laws and regulations and regulatory policy

As a financial institution, we are subject to detailed laws and regulations in each of the jurisdictions in which we operate, including Australia, New Zealand and the United States. We are also supervised by a number of different regulatory authorities which have broad administrative power over our businesses. In Australia, the relevant regulatory authorities include the Australian Prudential Regulation Authority (APRA), Reserve Bank of Australia (RBA), Australian Securities and Investments Commission (ASIC), Australian Securities Exchange (ASX), Australian Competition and Consumer Commission (ACCC) and Australian Transaction Reports and Analysis Centre (AUSTRAC). The Reserve Bank of New Zealand (RBNZ) has supervisory oversight of our New Zealand operations. In the United States we are subject to supervision and regulation by the US Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the U.S. Securities and Exchange Commission (SEC).

We are responsible for ensuring that we comply with all applicable legal and regulatory requirements (including accounting standards) and industry codes of practice in the jurisdictions in which we operate, as well as meeting our ethical standards.

Compliance risk arises from these legal and regulatory requirements. If we fail to comply with applicable laws and regulations, we may be subject to fines, penalties or restrictions on our ability to do business. An example of the broad administrative power available to regulatory authorities is the power available to APRA under the Banking Act in certain circumstances to investigate our affairs and/or issue a direction to us (such as a direction to comply with a prudential requirement, to conduct an audit, to remove a director, executive officer or employee or not to undertake transactions). Any such costs and restrictions could have a material adverse effect on our business, reputation, prospects, financial performance or financial condition.

As with other financial services providers, we continue to face increased supervision and regulation in most of the jurisdictions in which we operate, particularly in the areas of funding, liquidity, capital adequacy and prudential regulation. One example of this is the announcement in December 2010 by the BCBS of a revised global regulatory framework, known as Basel III. Basel III will, among other things, increase the required quality and quantity of capital held by banks and introduce new minimum standards for the management of liquidity risk. APRA has announced that it supports the Basel III framework and it will incorporate the framework into its prudential standards. The Basel III framework comes into effect from 1 January 2013, subject to various transitional arrangements. Further details on the Basel III framework are set out above and in Section 1 of our 2011 Annual Report.

There has also been a series of other regulatory releases from authorities in the various jurisdictions in which we operate proposing significant regulatory change for financial institutions. This includes global OTC derivatives reform and recovery and resolution planning requirements proposed by the FSB, as well as other components of the US Dodd-Frank legislation (including the Volcker Rule) which is designed to reform the entire system for the supervision and regulation of financial firms that operate in the US, including foreign banks like Westpac. Other areas of potential change that could impact us include changes to accounting and reporting requirements, tax legislation, regulation relating to remuneration, consumer protection and competition legislation and bribery, anti-money laundering and counter-terrorism financing laws. In addition, further changes may occur driven by policy, prudential or political factors.

Regulation is becoming increasingly extensive and complex. Some areas of potential regulatory change involve multiple jurisdictions seeking to adopt a coordinated approach. Such an approach may not appropriately respond to the specific requirements of the jurisdictions in which we operate and, in addition, such changes may be inconsistently introduced across jurisdictions.

Changes may also occur in the oversight approach of regulators. It is possible that governments in jurisdictions in which we do business or obtain funding might revise their application of existing regulatory policies that apply to, or impact, Westpac’s business, including for reasons relating to national interest and/or systemic stability.

Regulatory changes and the timing of their introduction continue to evolve and we currently manage our businesses in the context of regulatory uncertainty. The nature and impact of future changes are not predictable and are beyond our control. Regulatory compliance and the management of regulatory change is an increasingly important part of our strategic planning. We expect that we will be required to continue to invest significantly in compliance and the management and implementation of regulatory change and, at the same time, significant management attention and resources will be required to update existing or implement new processes and procedures to comply with the new regulations.

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DIRECTORS’ REPORT

Regulatory change may also impact our operations by requiring us to have increased levels of liquidity and higher levels of, and better quality, capital as well as place restrictions on the businesses we conduct or require us to alter our product and service offerings. If regulatory change has any such effect, it could adversely affect one or more of our businesses, restrict our flexibility, require us to incur substantial costs and impact the profitability of one or more of our business lines. Any such costs or restrictions could have a material adverse effect on our business, financial performance, financial condition or prospects.

For further information refer to the section ‘Significant events during the half year ended 31 March 2012’ in this Interim Financial Report and our 2011 Annual Report specifically ‘Significant developments’ in Section 1 and the sections ‘Adoption of new and revised accounting policies’, ‘Critical accounting assumptions and estimates’ and ‘Future accounting developments’ in Note 1 to the financial statements.

Adverse credit and capital market conditions may significantly affect our ability to meet funding and liquidity needs and may increase our cost of funding

We rely on credit and capital markets to fund our business and as a source of liquidity. Our liquidity and costs of obtaining funding are related to credit and capital market conditions.

Global credit and capital markets have experienced extreme volatility, disruption and decreased liquidity in recent years. While there have been periods of stability in these markets, the environment has become more volatile and unpredictable. This has been exacerbated by the potential for sovereign debt defaults and/or banking failures in Europe which has contributed to volatility in stock prices and credit spreads. Focus has also extended to the US following Standard & Poor’s downgrade of the sovereign credit rating of the United States in August 2011. Adding to the uncertainty has been a slowing in the economic outlook for a number of countries, including China. Our direct exposure to the affected European countries is immaterial, with the main risks we face being damage to market confidence, changes to the access and cost of funding and a slowing in global activity or through other impacts on entities with whom we do business.

As of 31 March 2012, approximately 39% of our total net funding originated from domestic and international wholesale markets, of this around 58% was sourced outside Australia and New Zealand.

A shift in investment preferences of businesses and consumers away from bank deposits toward other asset or investment classes would increase our need for funding from relatively less stable or more expensive forms of funding.

If market conditions deteriorate due to economic, financial, political or other reasons, our funding costs may be adversely affected and our liquidity and our funding and lending activities may be constrained.

If our current sources of funding prove to be insufficient, we may be forced to seek alternative financing. The availability of such alternative financing, and the terms on which it may be available, will depend on a variety of factors, including prevailing market conditions, the availability of credit, our credit ratings and credit market capacity. Even if available, the cost of these alternatives may be more expensive or on unfavourable terms, which could adversely affect our results of operations, liquidity, capital resources and financial condition. There is no assurance that we will be able to obtain adequate funding and do so at acceptable prices, nor that we will be able to recover any additional costs.

If Westpac is unable to source appropriate funding, we may also be forced to reduce our lending or begin to sell liquid securities. Such actions may adversely impact our business, results of operations, liquidity, capital resources and financial condition.

Westpac enters into collateralised derivative positions, which may require Westpac to post additional collateral based on adverse movements in market rates, which would adversely affect Westpac’s liquidity.

For a more detailed description of liquidity risk, refer to the section ‘Liquidity Risk’ and Note 27 to the financial statements in our 2011 Annual Report.

Failure to maintain credit ratings could adversely affect our cost of funds, liquidity, competitive position and access to capital markets

Credit ratings are opinions on our creditworthiness. Our credit ratings affect the cost and availability of our funding from capital markets and other funding sources and they may be important to customers or counterparties when evaluating our products and services. Therefore, maintaining high quality credit ratings is important.

The credit ratings assigned to us by rating agencies are based on an evaluation of a number of factors, including our financial strength and structural considerations regarding the Australian financial system. A credit rating downgrade could be driven by the occurrence of one or more of the other risks identified in this section or by other events including changes to the methodologies used by the rating agencies to determine ratings.

Standard & Poor’s announced that it is changing its methodology for determining bank ratings and published its initial proposals on 6 January 2011. Following a review period, the new criteria were finalised on 9 November 2011. On 1 December 2011 Standard & Poor’s announced the updated ratings for certain banks across the Asia-Pacific region under the revised approach and Westpac, along with the other major Australian Banks, was issued a long-term, senior unsecured credit rating of AA- down from AA. The outlook for the credit rating is stable. Westpac’s short term credit rating was affirmed at A-1+.

On 24 February 2012, following its review of the debt ratings of the four major Australian banks, Fitch announced that Westpac had been issued a long-term senior unsecured issuer default rating of AA- down from AA, and in line with the other major Australian banks. The outlook for the credit rating is stable. Westpac’s short term issuer default rating was affirmed at F1+.

If we fail to maintain our current credit ratings, this could adversely affect our cost of funds and related margins, collateral requirements, liquidity, competitive position and our access to capital markets. The extent and nature of these impacts would depend on various factors, including the extent of any ratings change, whether our ratings differ among agencies (split ratings) and whether any ratings changes also impact our peers or the sector.

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DIRECTORS’ REPORT

A systemic shock in relation to the Australian, New Zealand or other financial systems could have adverse consequences for Westpac or its customers or counterparties that would be difficult to predict and respond to

There is a risk that a major systemic shock could occur that causes an adverse impact on the Australian, New Zealand or other financial systems.

As outlined above, the financial services industry and capital markets have been, and may continue to be, adversely affected by continuing market volatility and the negative outlook for global economic conditions. Recently there has been an increased focus on the potential for sovereign debt defaults and/or significant bank failures in the 17 countries comprising the Eurozone which has exacerbated these conditions. There can be no assurance that the market disruptions in the Eurozone, including the increased cost of funding for certain Eurozone governments, will not spread, nor can there be any assurance that future assistance packages will be available or sufficiently robust to address any further market contagion in the Eurozone or elsewhere.

Any such market and economic disruptions could have a material adverse effect on financial institutions such as Westpac because consumer and business spending may decrease, unemployment may rise and demand for the products and services we provide may decline, thereby reducing our earnings. These conditions may also affect the ability of our borrowers to repay their loans or our counterparties to meet their obligations, causing us to incur higher credit losses. These events could also result in the undermining of confidence in the financial system, reducing liquidity and impairing our access to funding and impairing our customers and counterparties and their businesses. If this were to occur, our businesses, financial performance, financial condition and prospects could be adversely affected.

The nature and consequences of any such event are difficult to predict and there can be no guarantee that we could respond effectively to any such event.

Declines in asset markets could adversely affect our operations or profitability

Declines in Australian, New Zealand or other asset markets, including equity, property and other asset markets, could adversely affect our operations and profitability.

Declining asset prices impact our wealth management business and other asset holdings. Earnings in our wealth management business are, in part, dependent on asset values because we receive fees based on the value of securities and/or assets held or managed. A decline in asset prices could negatively impact the earnings of this business.

Declining asset prices could also impact customers and counterparties and the value of security we hold against loans and derivatives which may impact our ability to recover amounts owing to us if customers or counterparties were to default. It may also affect our level of provisioning which in turn impacts profitability.

Our business is substantially dependent on the Australian and New Zealand economies

Our revenues and earnings are dependent on economic activity and the level of financial services our customers require. In particular, lending is dependent on various factors including economic growth, business investment, levels of employment, interest rates and trade flows in the countries in which we operate.

We currently conduct the majority of our business in Australia and New Zealand and, consequently, our performance is influenced by the level and cyclical nature of lending in these countries. These factors are in turn impacted by both domestic and international economic conditions, natural disasters and political events. A significant decrease in the Australian and New Zealand housing markets or property valuations could adversely impact our home lending activities because the ability of our borrowers to repay their loans or counterparties to honour their obligations may be affected, causing us to incur higher credit losses, or the demand for our home lending products may decline.

Adverse changes to the economic and business conditions in Australia and New Zealand and other countries such as China, India and Japan, could also negatively impact the Australian economy and our customers. This could in turn result in reduced demand for our products and services and affect the ability of our borrowers to repay their loans. If this were to occur, it would negatively impact our business, financial performance, financial condition and prospects.

An increase in defaults in credit exposures could adversely affect our results of operations, liquidity, capital resources and financial condition

Credit risk is a significant risk and arises primarily from our lending activities. The risk arises from the likelihood that some customers and counterparties will be unable to honour their obligations to us, including the repayment of loans and interest.

Credit risk also arises from certain derivative contracts we enter into and from our dealings with, and holdings of, debt securities issued by other banks, financial institutions, companies, governments and government bodies the financial conditions of which may be impacted to varying degrees by economic conditions in global financial markets.

We hold collective and individually assessed provisions for our credit exposures. If economic conditions deteriorate, some customers and/or counterparties could experience higher levels of financial stress and we may experience a significant increase in defaults and write-offs, and be required to increase our provisioning. Such events would diminish available capital and would adversely affect our operating results, liquidity, capital resources and financial condition.

For a discussion of our risk management procedures, including the management of credit risk, refer to the ‘Risk management’ section and Note 27 to the financial statements in our 2011 Annual Report.

We face intense competition in all aspects of our business

The financial services industry is highly competitive. We compete, both domestically and internationally, with retail and commercial banks, asset managers, investment banking firms, brokerage firms, other financial service firms and businesses in other industries with emerging financial services aspirations. This includes specialist competitors that may not be subject to the same capital and regulatory requirements and therefore may be able to operate more efficiently.

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INTERIM FINANCIAL REPORT 2012
DIRECTORS’ REPORT

If we are unable to compete effectively in our various businesses and markets, our market share may decline. Increased competition may also materially adversely affect our results of operations by diverting business to our competitors or creating pressure to lower margins.

Increased competition for deposits could also increase our cost of funding and need to access other types of funding. We rely on bank deposits to fund a significant portion of our balance sheet and deposits have been a relatively stable source of funding. We compete with banks and other financial services firms for such deposits. To the extent that we are not able to successfully compete for deposits, we would be forced to rely more heavily on more expensive or less stable forms of funding, or reduce lending.

We are also dependent on our ability to offer products and services that match evolving customer preferences. If we are not successful in developing or introducing new products and services or responding or adapting to changes in customer preferences and habits, we may lose customers to our competitors. This could adversely affect our results of operations, financial performance and financial condition.

For more detail on how we address competitive pressures refer to the section ‘Competition’ in Section 1 in our 2011 Annual Report.

We could suffer losses due to market volatility

We are exposed to market risk as a consequence of our trading activities in financial markets and through the asset and liability management of our financial position. In our financial markets trading business, we are exposed to losses arising from adverse movements in levels and volatility of interest rates, foreign exchange rates, commodity prices, credit prices and equity prices. If we were to suffer substantial losses due to any market volatility it may adversely affect our results of operations, liquidity, capital resources and financial condition. For a discussion of our risk management procedures, including the management of market risk, refer to the ‘Risk management’ section in our 2011 Annual Report.

We could suffer losses due to technology failures

The reliability and security of our information and technology infrastructure and our customer databases are crucial in maintaining our banking applications and processes. There is a risk that these information and technology systems might fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control or that our security measures may prove inadequate or ineffective. Any failure of these systems could result in business interruption, loss of customers, reputational damage and claims for compensation, which could adversely affect our results of operations and financial performance.

Further, our ability to develop and deliver products and services to our customers is dependent upon technology that requires periodic renewal. We are constantly managing technology projects including projects to consolidate duplicate technology platforms, simplify and enhance our technology and operations environment, improve productivity and provide for a better customer experience. This includes our current Strategic Investment Priorities (SIPs) program. Failure to implement these projects or manage associated change effectively could result in cost overruns, a failure to achieve anticipated productivity, operational instability, reputational damage or operating technology that could place us at a competitive disadvantage and may adversely affect our results of operations.

We could suffer losses due to operational risks

Operational risk is the risk of loss resulting from technology failure, inadequate or failed internal processes, people and systems or from external events. As a financial services organisation we are exposed to a variety of operational risks.

Our operations rely on the secure processing, storage and transmission of confidential and other information on our computer systems and networks, and the systems and networks of external suppliers. Although we implement significant measures to protect the security and confidentiality of our information, there is a risk that the computer systems, software and networks on which we rely may be subject to security breaches, unauthorised access, computer viruses, external attacks or internal breaches that could have an adverse security impact and compromise our confidential information or that of our customers and counterparts. Any such security breach could result in regulatory enforcement actions, reputational damage and reduced operational effectiveness. Such events could subsequently adversely affect our financial condition and results of operations.

We are also highly dependent on the conduct of our employees. We could, for example, be adversely affected if human error results in a process error or if an employee engages in fraudulent conduct. While we have policies and processes to minimise the risk of human error and employee misconduct, these policies and processes may not always be effective.

Fraudulent conduct can also emerge from external parties seeking to access the bank’s systems and customers’ accounts. If systems, procedures and protocols for managing and minimising fraud fail, or are ineffective, they could lead to loss which could adversely affect our results of operations, financial performance or financial condition and our reputation.

Westpac relies on a number of suppliers, both in Australia and overseas, to provide services to it and its customers. Failure by these suppliers to deliver services as required could disrupt services and adversely impact Westpac’s operations, profitability and reputation.

Operational risks could impact on our operations or adversely affect demand for our products and services. Operational risks can directly impact our reputation and result in financial losses which would adversely affect our financial performance or financial condition.

For a discussion of our risk management procedures, including the management of operational risk, refer to the ‘Risk management’ section in our 2011 Annual Report.

We could suffer losses due to failures in risk management strategies

We have implemented risk management strategies and internal controls involving processes and procedures intended to identify, monitor and mitigate the risks to which we are subject, including liquidity risk, credit risk, market risk (including interest rate and foreign exchange risk) and operational risk.

However, there are inherent limitations with any risk management framework as there may exist, or develop in the future, risks that we have not anticipated or identified or controls may not operate effectively.

If any of our risk management processes and procedures prove ineffective or inadequate or are otherwise not appropriately implemented, we could suffer unexpected losses and reputational damage which could adversely affect our financial performance or financial condition.

For a discussion of our risk management procedures, refer to the ‘Risk management’ section in our 2011 Annual Report.

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INTERIM FINANCIAL REPORT 2012
DIRECTORS’ REPORT

We could suffer losses due to environmental factors

We and our customers operate businesses and hold assets in a diverse range of geographical locations. Any significant environmental change or external event (including fire, storm, flood, earthquake or pandemic) in any of these locations has the potential to disrupt business activities, impact on our operations, damage property and otherwise affect the value of assets held in the affected locations and our ability to recover amounts owing to us. In addition, such an event could have an adverse impact on economic activity, consumer and investor confidence, or the levels of volatility in financial markets.

This risk of losses due to environmental factors is also relevant to our insurance business. The frequency and severity of external events such as natural disasters is difficult to predict and it is possible that the amounts we reserve for such events may not be adequate to cover actual claims that may arise, which could adversely affect our financial performance or financial condition.

Reputational damage could harm our business and prospects

Our ability to attract and retain customers and our prospects could be adversely affected if our reputation is damaged.

There are various potential sources of reputational damage including potential conflicts of interest, pricing policies, failing to comply with legal and regulatory requirements, ethical issues, engagements and conduct of external suppliers, failing to comply with money laundering laws, trade sanctions and counter-terrorism finance legislation or privacy laws, litigation, information security policies, improper sales and trading practices, failing to comply with personnel and supplier policies, improper conduct of companies in which we hold strategic investments, technology failures, security breaches and risk management failures. Our reputation could also be adversely affected by the actions of the financial services industry in general or from the actions of our customers and counterparties.

Failure to appropriately address issues that could or do give rise to reputational risk could also impact the regulatory change agenda, give rise to additional legal risk, subject us to regulatory enforcement actions, fines and penalties, or remediation costs, or harm our reputation among our customers, investors and the marketplace. This could lead to loss of business which could adversely affect our results of operations, financial performance or financial condition.

We could suffer losses if we fail to syndicate or sell down underwritten securities

As a financial intermediary we underwrite listed and unlisted debt and equity securities. Underwriting activities include the development of solutions for corporate and institutional customers who need capital and investor customers who have an appetite for certain investment products. We may guarantee the pricing and placement of these facilities. We could suffer losses if we fail to syndicate or sell down our risk to other market participants. This risk is more pronounced in times of market volatility.

AUDITOR’S INDEPENDENCE DECLARATION

A copy of the auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out on page 14 and forms part of this report.

ROUNDING OF AMOUNTS

ASIC Class Order 98/100 applies to Westpac and in accordance with that Class Order all amounts have been rounded to the nearest million dollars unless otherwise stated.

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INTERIM FINANCIAL REPORT 2012
DIRECTORS’ REPORT

RESPONSIBILITY STATEMENT

The Directors of Westpac Banking Corporation confirm that to the best of their knowledge:

(i)              the condensed set of financial statements have been prepared in accordance with AASB 134 Interim Financial Reporting and are in compliance with IAS 34 Interim Financial Reporting issued by the International Accounting Standards Board; and

(ii)            the Directors’ Report includes a fair review of the information required by the Disclosure and Transparency Rules 4.2.7R of the United Kingdom Financial Services Authority.

Signed in accordance with a resolution of the Board of Directors.

Lindsay Maxsted Chairman	Gail Kelly Managing Director and Chief Executive Officer

Sydney, Australia
3 May 2012

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INTERIM FINANCIAL REPORT 2012
DIRECTORS’ REPORT

AUDITOR’S INDEPENDENCE DECLARATION

As lead auditor for the review of Westpac Banking Corporation for the half year ended 31 March 2012, I declare that to the best of my knowledge and belief, there have been:

(i)     no contraventions of the auditor independence requirements of the Corporations Act 2001 in relation to the review; and

(ii)    no contraventions of any applicable code of professional conduct in relation to the review.

This declaration is in respect of Westpac Banking Corporation and the entities it controlled during the period.

Michael Codling Partner PricewaterhouseCoopers	Sydney, Australia 3 May 2012

PricewaterhouseCoopers, ABN 52 780 433 757

Darling Park Tower 2, 201 Sussex Street, GPO BOX 2650, SYDNEY NSW 1171

DX 77 Sydney, Australia

T +61 2 8266 0000, F +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.

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INTERIM FINANCIAL REPORT 2012
CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED INCOME STATEMENT for the half year ended 31 March 2012

Westpac Banking Corporation and its controlled entities

			Half Year Ended
		31 March	30 September	31 March
		2012	2011	2011
	Note	$m	$m	$m
Interest income		18,948	19,358	18,740
Interest expense		(12,763)	(13,207)	(12,895)
Net interest income		6,185	6,151	5,845
Non-interest income	2	2,647	2,415	2,502
Net operating income before operating expenses and impairment charges		8,832	8,566	8,347
Operating expenses	3	(3,896)	(3,753)	(3,653)
Impairment charges		(608)	(530)	(463)
Profit before income tax		4,328	4,283	4,231
Income tax expense	4	(1,327)	(1,220)	(235)
Net profit for the period		3,001	3,063	3,996
Net profit attributable to non-controlling interests		(34)	(33)	(35)
Net profit attributable to owners of Westpac Banking Corporation		2,967	3,030	3,961
Earnings per share (cents)
Basic	6	97.8	100.6	132.5
Diluted	6	94.5	96.9	128.0

The above consolidated income statement should be read in conjunction with the accompanying notes.

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INTERIM FINANCIAL REPORT 2012
CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME for the half year ended 31 March 2012

Westpac Banking Corporation and its controlled entities

		Half Year Ended
	31 March	30 September	31 March
	2012	2011	2011
	$m	$m	$m
Net profit for the period	3,001	3,063	3,996
Other comprehensive income:
Gains/(losses) on available-for-sale securities:
Recognised in equity	60	(61)	(12)
Transferred to income statement	(62)	(11)	(55)
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	175	807	(11)
Transferred to income statement	-	-	-
Defined benefit obligation actuarial gains/(losses) recognised in equity (net of tax)	(1)	(213)	24
Exchange differences on translation of foreign operations	(61)	149	(124)
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	4	20	19
Cash flow hedging reserve	(58)	(242)	(1)
Foreign currency translation reserve	4	(60)	28
Other comprehensive income for the period (net of tax)	61	389	(132)
Total comprehensive income for the period	3,062	3,452	3,864
Attributable to:
Owners of Westpac Banking Corporation	3,028	3,419	3,829
Non-controlling interests	34	33	35
Total comprehensive income for the period	3,062	3,452	3,864

The above consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

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INTERIM FINANCIAL REPORT 2012
CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET as at 31 March 2012

Westpac Banking Corporation and its controlled entities

			As At
		31 March	30 September	31 March
		2012	2011	2011
	Note	$m	$m	$m
Assets
Cash and balances with central banks		11,462	16,258	4,781
Receivables due from other financial institutions		6,662	8,551	8,981
Derivative financial instruments		30,641	49,145	31,555
Trading securities		45,275	47,971	44,894
Other financial assets designated at fair value		2,815	2,960	2,548
Available-for-sale securities		21,085	18,075	13,791
Loans – housing and personal		358,453	351,969	340,772
Loans – business		147,671	144,640	143,435
Life insurance assets		8,147	7,916	9,586
Regulatory deposits with central banks overseas		1,477	1,739	1,281
Deferred tax assets		2,243	2,651	2,863
Goodwill and other intangible assets		12,124	11,779	11,595
Property, plant and equipment		1,132	1,158	1,090
Other assets		4,745	5,416	4,786
Total assets		653,932	670,228	621,958
Liabilities
Payables due to other financial institutions		9,019	14,512	12,873
Deposits		377,458	370,278	342,498
Derivative financial instruments		31,358	39,405	35,258
Trading liabilities and other financial liabilities designated at fair value		6,205	9,803	7,700
Debt issues		157,290	165,659	153,179
Acceptances		286	272	418
Current tax liabilities		486	581	436
Deferred tax liabilities		37	11	32
Life insurance liabilities		7,196	7,002	8,723
Provisions		1,557	1,671	1,433
Other liabilities		9,809	9,053	9,039
Total liabilities excluding loan capital		600,701	618,247	571,589
Loan capital
Subordinated bonds		4,336	5,226	5,387
Subordinated perpetual notes		339	400	378
Trust Preferred Securities		573	616	557
Stapled Preferred Securities		1,933	1,931	1,928
Convertible Preference Shares		1,175	-	-
Total loan capital		8,356	8,173	8,250
Total liabilities		609,057	626,420	579,839
Net assets		44,875	43,808	42,119
Shareholders’ equity
Share capital:
Ordinary share capital		25,833	25,456	24,998
Treasury shares and RSP treasury shares		(178)	(187)	(186)
Reserves		641	498	(142)
Retained profits		16,602	16,059	15,526
Total equity attributable to owners of Westpac Banking Corporation		42,898	41,826	40,196
Non-controlling interests		1,977	1,982	1,923
Total shareholders’ equity and non-controlling interests		44,875	43,808	42,119
Contingent liabilities, contingent assets and credit commitments	9

The above consolidated balance sheet should be read in conjunction with the accompanying notes.

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INTERIM FINANCIAL REPORT 2012
CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY for the half year ended 31 March 2012

Westpac Banking Corporation and its controlled entities

	Half Year Ended
		31 March	30 September	31 March
		2012	2011	2011
	Note	$m	$m	$m
Share capital
Balance as at beginning of period		25,269	24,812	24,496
Shares issued:
Under dividend reinvestment plan	7	368	444	303
Under option and share right schemes	7	9	14	9
Acquisition of RSP treasury shares		(1)	-	-
Disposal/(acquisition) of other treasury shares		10	(1)	4
Balance as at period end		25,655	25,269	24,812
Available-for-sale securities reserve
Balance as at beginning of period		31	84	131
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value		60	(61)	(12)
Exchange differences		-	(1)	1
Income tax effect		(12)	20	3
Transferred to income statements		(62)	(11)	(55)
Income tax effect		16	-	16
Balance as at period end		33	31	84
Share-based payment reserve
Balance as at beginning of period		648	610	540
Current period movement due to transactions with employees		81	38	70
Balance as at period end		729	648	610
Cash flow hedging reserve
Balance as at beginning of period		112	(453)	(441)
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value		175	807	(11)
Income tax effect		(58)	(242)	(1)
Transferred to income statements		-	-	-
Income tax effect		-	-	-
Balance as at period end		229	112	(453)
Foreign currency translation reserve
Balance as at beginning of period		(294)	(383)	(287)
Current period movement due to changes in other comprehensive income:
Exchange differences on translation of foreign operations		(61)	149	(124)
Tax on foreign currency translation adjustment		4	(60)	28
Balance as at period end		(351)	(294)	(383)
Other Reserves
Balance as at beginning of period		1	-	-
Transactions with owners		-	1	-
Balance as at period end		1	1	-
Total reserves		641	498	(142)
Movements in retained profits were as follows
Balance as at beginning of period		16,059	15,526	13,750
Current period movement due to changes in comprehensive income:
Actuarial gains/(losses) on defined benefit obligations (net of tax)		(1)	(213)	24
Profit attributable to owners of Westpac Banking Corporation		2,967	3,030	3,961
Transactions with owners:
Final dividend paid	5	(2,423)	-	(2,209)
Interim dividend paid		-	(2,284)	-
Balance as at period end		16,602	16,059	15,526
Total comprehensive income attributable to non-controlling interests		34	33	35
Total comprehensive income attributable to owners of Westpac Banking Corporation		3,028	3,419	3,829
Total comprehensive income for the period		3,062	3,452	3,864

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

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INTERIM FINANCIAL REPORT 2012
CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED CASH FLOW STATEMENT for the half year ended 31 March 2012

Westpac Banking Corporation and its controlled entities

	Half Year Ended
	31 March	30 September	31 March
	2012	2011	2011
	$m	$m	$m
Cash flows from operating activities
Interest received	18,855	19,309	18,555
Interest paid	(12,472)	(13,129)	(12,737)
Dividends received excluding life business	7	9	8
Other non-interest income received	3,188	370	2,279
Operating expenses paid	(2,922)	(2,531)	(2,930)
Net (purchases)/sales of trading and fair value assets	3,096	(3,173)	(4,944)
Net purchases/(sales) in trading and fair value liabilities	(3,602)	2,044	2,888
Net (payments)/receipts relating to derivative financial instruments	2,378	(6,595)	(10,365)
Income tax paid excluding life business	(995)	(1,053)	(808)
Life business:
Receipts from policyholders and customers	760	787	1,469
Interest and other items of similar nature	20	27	13
Dividends received	169	232	147
Payments to policyholders and suppliers	(875)	(680)	(1,151)
Income tax paid	(71)	(19)	(36)
Net cash provided by/(used in) operating activities	7,536	(4,402)	(7,612)
Cash flows from investing activities
Proceeds from sale of available-for-sale securities	1,808	1,102	1,743
Purchase of available-for-sale securities	(4,729)	(4,600)	(3,378)
Net (increase)/decrease in:
Receivables due from other financial institutions	1,383	462	3,212
Loans	(10,512)	(9,525)	(8,800)
Life insurance assets	(6)	114	(368)
Regulatory deposits with central banks overseas	162	(342)	(42)
Other assets	(473)	841	(1,288)
Purchase of intangible assets	(281)	(411)	(331)
Purchase of property, plant and equipment	(108)	(195)	(207)
Proceeds from disposal of property, plant and equipment	-	9	6
Purchase of controlled entity, net of cash acquired	(270)	-	-
Net cash used in investing activities	(13,026)	(12,545)	(9,453)
Cash flows from financing activities
Issue of loan capital (net of issue costs)	1,675	-	-
Redemption of loan capital	(1,347)	(300)	(1,104)
Proceeds from share placement and share purchase plan	-	68	-
Proceeds from exercise of employee options	9	14	9
Purchase of shares on exercise of employee options and rights	(1)	-	-
Net increase/(decrease) in:
Payables due to other financial institutions	(5,256)	1,119	4,320
Deposits	9,168	23,776	7,722
Debt issues and acceptances	(437)	5,043	9,285
Other liabilities and provisions	(599)	(465)	(853)
Purchase of treasury shares	(1)	(3)	-
Sale of treasury shares	10	2	4
Payment of dividends	(2,055)	(1,840)	(1,906)
Payment of distributions to non-controlling interests	(39)	(41)	(41)
Net cash provided by financing activities	1,127	27,373	17,436
Net (decrease)/increase in cash and cash equivalents	(4,363)	10,426	371
Effect of exchange rate changes on cash and cash equivalents	(433)	1,051	(54)
Cash and cash equivalents as at the beginning of the period	16,258	4,781	4,464
Cash and cash equivalents as at the end of the period	11,462	16,258	4,781

The above consolidated cash flow statement should be read in conjunction with the accompanying notes.

Details of the reconciliation of net cash provided by operating activities to net profit attributable to owners of Westpac Banking Corporation are provided in Note 10.

19

INTERIM FINANCIAL REPORT 2012
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PREPARATION OF INTERIM FINANCIAL REPORT

This general purpose interim financial report for the half year ended 31 March 2012 has been prepared in accordance with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Act 2001.

The interim financial report does not include all the notes of the type normally included in an annual financial report. Accordingly, this interim report is to be read in conjunction with the annual report for the year ended 30 September 2011 and any relevant public announcements made by Westpac during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001 and the ASX Listing Rules.

The interim financial report complies with current Australian Accounting Standards, which include the Australian equivalents to International Financial Reporting Standards (A-IFRS) as they relate to interim financial reports.

The accounting policies and methods of computation adopted in this interim financial report are the same as those in the previous financial year and corresponding interim reporting period, unless specifically noted. Comparative information has been revised where appropriate to enhance comparability.

The interim financial report also complies with International Accounting Standard IAS 34 Interim Financial Reporting as issued by the International Accounting Standards Board.

The interim financial report was authorised for issue by the Board of Directors on 3 May 2012.

ASIC Class Order 98/100 applies to Westpac, and in accordance with that Class Order all amounts have been rounded to the nearest million dollars unless otherwise stated.

Changes in accounting policies

As a result of the new and revised accounting standards which became operative for the annual reporting period commencing 1 October 2011, the following standards, interpretations and amendments have been adopted in the 2012 financial year and have been assessed as not having a material impact on the Group:

AASB 2010-6 Amendments to Australian Accounting Standards – Disclosures on Transfers of Financial Assets was issued in November 2010 and is applicable to the 2012 financial year. This Standard adds and amends disclosure requirements in AASB 7 Financial Instruments: Disclosures about transfers of financial assets, including in respect of the nature of the financial assets involved and the risks associated with them.

AASB 2011-1 Amendments to Australian Accounting Standards arising from the Trans-Tasman Convergence project and AASB 1054 Australian Additional Disclosures were issued in May 2011 and are applicable to the 2012 financial year. In 2009, the Australian and New Zealand Federal Governments announced their intention to undertake various short to medium-term projects to support the aim of a single economic market. This included a single set of accounting standards that was accepted in both jurisdictions. AASB 2011-1 eliminates most of the existing differences between AASB, local New Zealand standards and IFRS. Where additional disclosures were considered necessary, these disclosures were moved to AASB 1054. The amendments simplify some current disclosures, remove others altogether and align the requirements of the two countries. The new and amended standards are expected to simplify some disclosures for the Group.

AASB 2010-4 Further Amendments to Australian Accounting Standards arising from the Annual Improvements Project was released in June 2010 and is applicable to the 2012 financial year. This standard makes amendments to various disclosure requirements in AASB 7 Financial Instruments: Disclosures, AASB 101 Presentation of Financial Statements and AASB 134 Interim Financial Reporting.

Future developments in accounting policies

The following new standards and interpretations which may have a material impact on the Group have been issued, but are not yet effective and have not been early adopted by the Group:

AASB 9 Financial Instruments (Part 1: Classification and Measurement) was issued by the Australian Accounting Standards Board in December 2009. If the standard is not early adopted it will be effective for the 30 September 2014 financial year end. The major changes under the standard are:

■      AASB 9 Financial Instruments replaces the multiple classification and measurement models in AASB 139 Financial Instruments: Recognition and Measurement with a single model that has two classification categories: amortised cost and fair value;

■      a financial asset is measured at amortised cost if two criteria are met: a) the objective of the business model is to hold the financial asset for the collection of the contractual cash flows, and b) the contractual cash flows under the instrument solely represent the payment of principal and interest;

■      if a financial asset is eligible for amortised cost measurement, an entity can elect to measure it at fair value if it eliminates or significantly reduces an accounting mismatch;

■      there will be no separation of an embedded derivative where the instrument is a financial asset;

■      equity instruments must be measured at fair value however, an entity can elect on initial recognition to present the fair value changes on an equity investment directly in other comprehensive income. There is no subsequent recycling of fair value gains and losses to profit or loss; however dividends from such investments will continue to be recognised in profit or loss; and

■      if an entity holds an investment in asset-backed securities (ABS) it must determine the classification of that investment by looking through to the underlying assets and assess the credit quality of the investment compared with the underlying portfolio of assets. If an entity is unable to look through to the underlying assets, then the investment must be measured at fair value.

20

INTERIM FINANCIAL REPORT 2012
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PREPARATION OF INTERIM FINANCIAL REPORT (CONTINUED)

The reissued version of the standard in December 2010 included the requirements for classification and measurement of financial instruments including both financial assets and financial liabilities as well as recognition and derecognition requirements for financial instruments. The main additional change as a result of the reissued version relates to the measurement of financial liabilities. Specifically, the portion of a change of fair value relating to the entity’s own credit risk for financial liabilities measured at fair value utilising the fair value option is presented in other comprehensive income, except when that would create an accounting mismatch. If such a mismatch would be created or enlarged, the entity is required to present all changes in fair value (including the effects of changes in the credit risk of the liability) in profit or loss.

As a result of the issuance and reissuance of AASB 9 two further standards have been issued by the AASB which give effect to consequential changes to a number of Australian Accounting Standards and Interpretations. These standards are AASB 2009-11 Amendments to Australian Accounting Standards arising from AASB 9 which was issued in December 2009 and AASB 2010-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2010) which was issued in December 2010. These standards will be applicable when AASB 9 is adopted by the Group.

AASB 9 will impact the classification and measurement of the Group’s financial instruments when adopted.

AASB 2010-8 Amendments to Australian Accounting Standards – Deferred Tax: Recovery of Underlying Assets was issued in December 2010 and will be effective for the 30 September 2013 financial year end. The amended standard introduces a rebuttable presumption in AASB 112 Income Taxes, applicable specifically to investment properties, property plant and equipment and intangible assets which are measured using the fair value model or the revaluation model, that the asset will be recovered entirely through sale unless there is clear evidence that recovery will occur in another manner. The amendment is not expected to have a material impact on the Group.

AASB 2011-4 Amendments to Australian Accounting Standards to Remove Individual Key Management Personnel Disclosure Requirements was issued in July 2011 and will be effective for the 30 September 2014 financial year end. The amendments remove all the individual key management personnel (KMP) disclosures in AASB 124 Related Party Disclosures that were specific to Australian entities. The amendments are expected to simplify the Group’s related party disclosures.

AASB 10 Consolidated Financial Statements and AASB 12 Disclosure of Interests in Other Entities were issued in August 2011 and will be effective for the 30 September 2014 financial year end. The new consolidation standard changes the definition of control and requires that it be applied to all entities to determine whether control exists. The new definition focuses on the need for both power and exposure to variability of returns in order for control to be present and the new disclosure standard increases the disclosure requirements for both consolidated and unconsolidated entities. The new standards are not expected to have a material impact on the Group.

AASB 13 Fair Value Measurement was issued in September 2011 and will be effective for the 30 September 2014 financial year end. The new standard replaces existing guidance on fair value measurement in several standards with a single, unified definition of fair value and a framework for measuring and disclosing fair values. AASB 13 applies to all assets and liabilities measured at fair value, not just financial instruments. The new standard is not expected to have a material impact on the Group.

AASB 2011-9 Amendments to Australian Accounting Standards – Presentation of Items of Other Comprehensive Income was issued in September 2011 and will be effective for the 30 September 2013 financial year end. The new standard amends AASB 101 Presentation of financial statements. Under the amended standard, the format of other comprehensive income will need to be changed to separate items that might be recycled to net profit from items that will not be recycled. Items included in other comprehensive income that may be recycled into profit or loss in future periods include gains or losses on cash flow hedges and exchange differences on the translation of foreign operations. Those that will not be recycled include fair value changes on own credit risk for financial liabilities designated at fair value and defined benefits actuarial gains and losses.

A revised AASB 119 Employee Benefits was issued in September 2011 which will be effective for the 30 September 2014 financial year end. The amendments require entities to account immediately, in retained earnings, for all estimated changes in the cost of providing these benefits and all changes in the value of plan assets (often referred to as the removal of ‘corridor method’). The amendments also contain a new presentation approach that clearly distinguishes the different components of the cost of these benefits. Minimal impact is expected as a result of both these changes as the Group’s current accounting and presentation treatment is in line with the new amendments. Two areas of impact will be the change in the measurement of pension expense and additional disclosures to provide clearer information about the risks arising from defined benefits plans.

In December 2011, the IASB made amendments to the application guidance in IAS 32 Financial Instruments: Presentation, to clarify some of the requirements for offsetting financial assets and financial liabilities in the balance sheet. These amendments will be effective for the year ending 30 September 2015. They are unlikely to affect the accounting for any of the Group’s current offsetting arrangements. The IASB has also introduced more extensive disclosure requirements into IFRS 7 in relation to offsetting arrangements which will be effective for the year ending 30 September 2014.

The AASB is expected to make equivalent changes to AASB 132 and AASB 7 shortly.

21

INTERIM FINANCIAL REPORT 2012
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. NON-INTEREST INCOME

	Half Year Ended
	31 March	30 September	31 March
	2012	2011	2011
	$m	$m	$m
Fees and commissions	1,309	1,285	1,283
Wealth management and insurance income	797	822	796
Trading income	406	254	304
Other income	135	54	119
Non-interest income	2,647	2,415	2,502

NOTE 3. OPERATING EXPENSES

	Half Year Ended
	31 March	30 September	31 March
	2012	2011	2011
	$m	$m	$m
Salaries and other staff expenses	2,171	2,043	2,012
Equipment and occupancy expenses	614	580	535
Other expenses	1,111	1,130	1,106
Operating expenses	3,896	3,753	3,653

NOTE 4. INCOME TAX

The income tax expense for the half year is reconciled to the profit before income tax as follows:

	Half Year Ended
	31 March	30 September	31 March
	2012	2011	2011
	$m	$m	$m
Profit before income tax	4,328	4,283	4,231
Prima facie income tax based on the Australian company tax rate of 30%	1,298	1,285	1,269
The effect of amounts which are not deductible (assessable) in calculating taxable income
Change in tax rate	1	5	2
Rebateable and exempt dividends	(1)	(2)	-
Life insurance:
Tax adjustment on policy holders earnings	6	(5)	(5)
Adjustment for life business tax rates	(3)	(7)	1
Other non-assessable items	(10)	(14)	(26)
Other non-deductible items	26	44	22
Adjustment for overseas tax rates	(6)	(2)	3
Income tax (over)/under provided in prior years	(5)	(21)	(12)
St.George tax consolidation adjustment[1]	-	-	(1,110)
Other items	21	(63)	91
Total income tax expense in the income statement	1,327	1,220	235

1             With the tax consolidation of St.George on 31 March 2009, Westpac was required to reset the tax value of certain St.George assets to the appropriate market value of those assets. Given the complexity of this process, the assessed tax treatment was finalised with the ATO in the half year ended 31 March 2011. A number of St.George derivative contracts were assessed as having a market value, at the time of tax consolidation, higher than their original value. Pending the determination of the tax consolidation outcome, Westpac’s initial accounting for these contracts had factored in tax on this increase in value. With the tax consolidation impacts completed, it was determined that tax is not required to be paid on the increase in the value of the derivative contracts. This has been reflected in income tax expense in the 2010 ($685 million) and 2011 ($1,110 million) financial years. The 2011 amount will be realised evenly over the 2011 to 2014 financial years. Therefore, current tax liability for the 2012 financial year has been reduced by $278 million and a deferred tax asset of $554 million is recorded at 31 March 2012.

22

INTERIM FINANCIAL REPORT 2012
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. DIVIDENDS

	Half Year Ended
	31 March	30 September	31 March
	2012	2011	2011
	$m	$m	$m
Recognised amounts
Ordinary dividends
2011 final dividend paid 80 cents per share (2010: 74 cents per share) all fully franked at 30%	2,423	-	2,209
2011 interim dividend paid 76 cents per share all fully franked at 30%	-	2,284	-
Total ordinary dividends	2,423	2,284	2,209
Unrecognised amounts
Since the end of the period the directors have recommended the payment of the following ordinary dividend:
Ordinary shares 82 cents per share (30 September 2011: 80 cents per share, 31 March 2011: 76 cents per share) all fully franked at 30%	2,500	2,423	2,284

The amount disclosed as ‘recognised’ is the final dividend paid in respect of the previous financial year and the interim dividend paid in the previous financial year.

NOTE 6. EARNINGS PER SHARE

Basic earnings per share is calculated by dividing the net profit attributable to owners of Westpac by the weighted average number of ordinary shares on issue during the period, excluding the number of ordinary shares purchased by the Group and held as Treasury shares. Diluted earnings per share is calculated by adjusting the earnings and the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares.

	Half Year Ended
	31 March		30 September		31 March
	2012		2011		2011
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($m)
Net profit attributable to owners of Westpac Banking Corporation	2,967	2,967	3,030	3,030	3,961	3,961
Distribution on RSP treasury shares[1]	(4)	-	(5)	-	(3)	-
2004 TPS distributions	-	9	-	11	-	9
2007 convertible notes distributions	-	15	-	16	-	15
Westpac SPS distributions	-	18	-	18	-	19
Westpac SPS II distributions	-	19	-	20	-	19
Westpac CPS	-	1	-	-	-	-
Earnings	2,963	3,029	3,025	3,095	3,958	4,023
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	3,044	3,044	3,019	3,019	3,000	3,000
Effect of own shares held	(13)	(13)	(12)	(12)	(13)	(13)
Potential dilutive adjustment:
Exercise of options and share rights and vesting of restricted shares	-	7	-	8	-	6
Conversion of 2004 TPS	-	24	-	27	-	22
Conversion of 2007 convertible notes	-	49	-	52	-	44
Conversion of Westpac SPS	-	50	-	53	-	45
Conversion of Westpac SPS II	-	43	-	47	-	39
Conversion of Westpac CPS	-	2	-	-	-	-
Total weighted average number of ordinary shares	3,031	3,206	3,007	3,194	2,987	3,143
Earnings per ordinary share (cents)	97.8	94.5	100.6	96.9	132.5	128.0

1             While the equity granted to employees remains unvested, RSP treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding. Despite the shares being unvested, employees are entitled to dividends and to voting rights on the shares. Consequently, a portion of the profit for the period is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

During the half year ended 31 March 2012, 880,125 (30 September 2011: 1,060,218; 31 March 2011: 1,054,329) options and share rights were converted to ordinary shares. At 31 March 2012, 15,484,564 (30 September 2011: 14,570,491; 31 March 2011: 15,615,641) options and share rights were outstanding. The diluted earnings per share calculation includes that portion of these options and share rights assumed to be converted for nil consideration, weighted with reference to the date of conversion.

23

INTERIM FINANCIAL REPORT 2012
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. EARNINGS PER SHARE (CONTINUED)

In determining diluted earnings per share, options with an exercise price (including the grant date fair value that will be expensed in future periods) greater than the average Westpac share price over the period have not been included, as these are not considered dilutive.

On 23 March 2012, Westpac issued 11,893,605 Convertible Preference Shares (Westpac CPS) for $100 each. Westpac CPS are fully paid, perpetual, non-cumulative, unsecured preference shares in the capital of Westpac. As Westpac CPS can convert into a variable number of Westpac ordinary shares in certain circumstances, any dilutive impact must be considered. For the half year ended 31 March 2012 Westpac CPS were dilutive. Westpac CPS was weighted for the proportion of the period the instrument was on issue. Westpac CPS have not been included in the determination of basic earnings per share.

NOTE 7. SHARE CAPITAL

The total number of ordinary shares on issue as at 31 March 2012 by Westpac Banking Corporation was 3,054,149,200 (30 September 2011: 3,030,226,016; 31 March 2011: 3,008,825,429), of which 8,541,326 ordinary shares are RSP treasury shares (30 September 2011: 7,171,874; 31 March 2011: 7,250,802) and 5,498,360 ordinary shares are other treasury shares (30 September 2011: 6,019,937; 31 March 2011: 6,037,597).

During the half year ended 31 March 2012, the following ordinary shares were issued:

¡      to equity holders in relation to the Dividend Reinvestment Plan (DRP), 18,103,605 ordinary shares at an average price of $20.32;

¡      to eligible staff under the Employee Share Plan, 1,323,392 ordinary shares issued for nil consideration;

¡      to eligible executives and senior management under the Westpac Performance Plan upon the exercise of options, 182,949 ordinary shares at an average exercise price of $14.64 and upon the exercise of share rights, 191,418 ordinary shares for nil consideration;

¡      to eligible employees under the Restricted Share Plan (RSP), 3,538,263 ordinary shares for nil consideration;

¡      to senior officers upon exercise of options under the Senior Officers’ Share Purchase Scheme, 398,000 ordinary shares at an average exercise price of $14.71;

¡      to the CEO under the Chief Executive Officer Restricted Share Plan, 77,799 ordinary shares for nil consideration; and

¡      to the CEO under the Chief Executive Performance Plan, upon exercise of performance share rights, 107,758 ordinary shares for nil consideration.

NOTE 8. GROUP SEGMENT INFORMATION

The accounting standard AASB 8 Operating Segments requires segment results to be presented on a basis that is consistent with information provided internally to Westpac’s key decision makers. In assessing its financial performance, including divisional results, the Westpac Group uses a measure of performance referred to as ‘Cash Earnings’. To calculate Cash Earnings, Westpac adjusts the statutory results for the items outlined below. Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Three categories of adjustments are made to statutory results to determine Cash Earnings:

¡      material items that key decision makers at Westpac believe do not reflect ongoing operations;

¡      items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

¡      accounting reclassifications between individual line items that do not impact statutory results, such as policyholder tax recoveries1.

The basis of segment reporting reflects the management of the business, rather than the legal structure of the Group. The operating segment results have been presented on a management reporting basis and consequently internal charges and transfer pricing adjustments have been reflected in the performance of each operating segment. Inter-segment pricing is on a cost-recovery basis.

Reportable operating segments

The operating segments are defined by the customers they service and the services they provide:

¡      Australian Financial Services (AFS) is responsible for the Westpac Group’s Australian retail operations. It incorporates the operations of:

–   Westpac Retail & Business Banking (Westpac RBB), which is responsible for sales and service for our consumer, small-to-medium enterprise customers and commercial customers in Australia under the Westpac brand;

–   St.George Banking Group, which is responsible for sales and service for our consumer, business and corporate customers in Australia under the St.George, BankSA, RAMS2 and Bank of Melbourne brands; and

–   BT Financial Group (Australia) (BTFG), which is Westpac’s wealth management business. Its operations include funds management and insurance solutions. BTFG’s brands include Advance Asset Management, Ascalon, Asgard, BT, BT Investment Management (BTIM)3, Licensee Select, Magnitude, Securitor, and the advice, private banking and insurance operations of Bank of Melbourne, BankSA, St.George and Westpac.

1       Policyholder tax recoveries – income and tax amounts that are grossed up to comply with the A-IFRS accounting standard covering Life Insurance Business (policyholder tax recoveries) are reversed in deriving income and taxation expense on a Cash Earnings basis.

2       RAMS Home Loans is our home loan franchise distribution business.

3       BTIM is 64.5% owned by the Westpac Group and consolidated in BTFG’s Funds Management business.

24

INTERIM FINANCIAL REPORT 2012

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. GROUP SEGMENT INFORMATION (CONTINUED)

▪      Westpac Institutional Bank (WIB) delivers a broad range of financial services to commercial, corporate, institutional and government customers with connections to Australia and New Zealand. Customers are supported through branches and subsidiaries located in Australia, New Zealand, the US, the UK and Asia;

▪      Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers and business (including institutional) customers in New Zealand. Banking products are provided under the Westpac and Westpac Institutional Bank brands, while insurance and wealth products are provided under the Westpac Life and BT brands.

Other divisions in the Group include:

▪      Pacific Banking, which provides banking services for retail and business customers in seven Pacific countries;

▪      Group Treasury, which is primarily focused on the management of the Group’s interest rate risk and funding requirements;

▪      Group Services, which encompasses technology, banking operations, legal and property services;

▪      Core Support, which comprises those functions performed centrally, including finance, risk and human resources; and

▪      Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments, earnings from non core asset sales and certain other head office items such as centrally raised provisions.

Organisational change

On 1 November 2011 Westpac’s New Zealand branch transferred certain business activities and associated employees to Westpac New Zealand Limited, a wholly owned licensed bank incorporated in New Zealand. The transfer followed an agreement with the Reserve Bank of New Zealand on the business that should be conducted through Westpac New Zealand Limited. The business transferred relates to institutional customers, debt capital markets, corporate advisory and customer foreign currency accounts. This resulted in the transfer of assets and liabilities between Westpac Institutional Bank and Westpac New Zealand.

For the half year ended 31 March 2012 Westpac New Zealand and WIB results have been prepared as if the transfer occurred on 1 October 2011.

During the period the Group also transferred management responsibility for the equities business from WIB to BTFG and RAMS from WRBB to St.George Banking Group (SBG), effective 1 October 2011.

Comparative information has been revised for both these changes.

				Half Year Ended
				31 March 2012
	Westpac		BT
	Retail and	St.George	Financial		Westpac	Westpac
	Business	Banking	Group		Institutional	New	Other
	Banking	Group	(Australia)	AFS	Bank	Zealand	Divisions	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Net interest income	2,687	1,438	198	4,323	781	587	532	6,223
Non-interest income	581	280	776	1,637	703	165	158	2,663
Net operating income before operating expenses and impairment charges	3,268	1,718	974	5,960	1,484	752	690	8,886
Operating expenses	(1,549)	(663)	(545)	(2,757)	(480)	(321)	(97)	(3,655)
Impairment charges	(218)	(240)	(6)	(464)	(65)	(76)	(3)	(608)
Profit before income tax	1,501	815	423	2,739	939	355	590	4,623
Income tax expense	(452)	(246)	(125)	(823)	(276)	(97)	(197)	(1,393)
Profit attributable to non-controlling interests	-	-	(4)	(4)	-	(1)	(30)	(35)
Cash Earnings for the period	1,049	569	294	1,912	663	257	363	3,195
Net Cash Earnings adjustments	-	(64)	(10)	(74)	-	-	(154)	(228)
Net profit for the period attributable to owners of Westpac Banking Corporation	1,049	505	284	1,838	663	257	209	2,967
Total assets	251,633	150,948	26,650	429,231	89,568	47,087	88,046	653,932
Total liabilities	150,906	75,895	28,144	254,945	88,269	31,757	234,086	609,057

25

INTERIM FINANCIAL REPORT 2012

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. GROUP SEGMENT INFORMATION (CONTINUED)

				Half Year Ended
				30 September 2011
	Westpac		BT
	Retail and	St.George	Financial		Westpac	Westpac
	Business	Banking	Group		Institutional	New	Other
	Banking	Group	(Australia)	AFS	Bank	Zealand	Divisions	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Net interest income	2,684	1,479	226	4,389	782	573	461	6,205
Non-interest income	547	283	816	1,646	552	154	65	2,417
Net operating income before operating expenses and impairment charges	3,231	1,762	1,042	6,035	1,334	727	526	8,622
Operating expenses	(1,562)	(671)	(518)	(2,751)	(470)	(322)	(62)	(3,605)
Impairment charges	(274)	(213)	(1)	(488)	78	(84)	(36)	(530)
Profit before income tax	1,395	878	523	2,796	942	321	428	4,487
Income tax expense	(401)	(263)	(158)	(822)	(281)	(98)	(120)	(1,321)
Profit attributable to non-controlling interests	-	-	(2)	(2)	-	(1)	(30)	(33)
Cash Earnings for the period	994	615	363	1,972	661	222	278	3,133
Net Cash Earnings adjustments	-	(65)	(9)	(74)	-	-	(29)	(103)
Net profit for the period attributable to owners of Westpac Banking Corporation	994	550	354	1,898	661	222	249	3,030
Total assets	246,989	149,595	26,223	422,807	101,482	46,336	99,603	670,228
Total liabilities	146,226	72,216	26,978	245,420	96,643	30,366	253,991	626,420

				Half Year Ended
				31 March 2011
	Westpac		BT
	Retail and	St.George	Financial		Westpac	Westpac
	Business	Banking	Group		Institutional	New	Other
	Banking	Group	(Australia)	AFS	Bank	Zealand	Divisions	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Net interest income	2,575	1,427	177	4,179	761	544	480	5,964
Non-interest income	544	266	797	1,607	630	150	150	2,537
Net operating income before operating expenses and impairment charges	3,119	1,693	974	5,786	1,391	694	630	8,501
Operating expenses	(1,525)	(652)	(487)	(2,664)	(468)	(305)	(64)	(3,501)
Impairment charges	(273)	(180)	5	(448)	12	(101)	74	(463)
Profit before income tax	1,321	861	492	2,674	935	288	640	4,537
Income tax expense	(400)	(259)	(145)	(804)	(280)	(81)	(169)	(1,334)
Profit attributable to non-controlling interests	-	-	(5)	(5)	-	(2)	(28)	(35)
Cash Earnings for the period	921	602	342	1,865	655	205	443	3,168
Net Cash Earnings adjustments	-	(64)	(8)	(72)	-	-	865	793
Net profit for the period attributable to owners of Westpac Banking Corporation	921	538	334	1,793	655	205	1,308	3,961
Total assets	240,125	147,036	27,587	414,748	89,224	42,485	75,501	621,958
Total liabilities	139,674	85,906	25,933	251,513	87,100	27,638	213,588	579,839

26

INTERIM FINANCIAL REPORT 2012

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. GROUP SEGMENT INFORMATION (CONTINUED)

Reconciliation of Cash Earnings to net profit

	Half Year Ended	Half Year Ended	Half Year Ended
	31 March 2012	30 September 2011	31 March 2011
	$m	$m	$m
Cash Earnings for the period	3,195	3,133	3,168
Cash Earnings adjustments:
TPS revaluations[1]	(24)	6	(27)
Treasury shares[2]	(12)	13	(7)
Ineffective hedges[3]	8	(17)	4
Merger transaction and integration expenses[4]	-	(32)	(34)
Fair value loss on economic hedges[5]	(20)	26	(62)
Amortisation of intangible assets[6]	(74)	(74)	(72)
Fair value amortisation of financial instruments[7]	(18)	(63)	(6)
Tax consolidation adjustment[8]	-	-	1,110
Buyback of government guaranteed debt[9]	5	15	(20)
Tax provision[10]	-	23	(93)
Supplier program[11]	(93)	-	-
Total Cash Earnings adjustments	(228)	(103)	793
Net profit for the period attributable to owners of Westpac Banking Corporation	2,967	3,030	3,961

1     Adjustment for movements in economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment is required as these hybrid instruments are not fair valued, however, the hedges are fair valued and therefore there is a mismatch in the timing of income recognition in the statutory results. The mismatch is added back to statutory results in deriving Cash Earnings as it does not affect the Group’s profits over time.

2     Under A-IFRS, Westpac shares held by the Group in the managed funds and life business are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the statutory results. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in deriving income.

3     The gain/(loss) on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time.

4     As part of the merger with St.George, transaction and integration expenses incurred over three years following the merger were treated as a Cash Earnings adjustment as they do not impact the earnings expected from St.George following the integration period. As the merger was completed over three years ago no further merger transaction expenses will be incurred.

5     Fair value gain/(loss) on economic hedges (which do not qualify for hedge accounting under A-IFRS) comprises:

▪    the unrealised fair value gain/(loss) on FX hedges of future New Zealand earnings impacting non-interest income is reversed in deriving Cash Earnings as they may create a material timing difference on statutory results but do not affect the Group’s Cash Earnings during the life of the hedge;

▪    the unrealised fair value gain/(loss) on FX hedges of fees payable for the use of the Government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as they may create a material timing difference on statutory results but do not affect the Group’s Cash Earnings during the life of the hedge; and

▪    the unrealised fair value gain/(loss) on hedges of accrual accounted term funding transactions are reversed in deriving Cash Earnings as they may create a material timing difference on statutory results but do not affect the Group’s Cash Earnings during the life of the hedge.

6     Amortisation of intangible assets comprises:

▪    the merger with St.George resulted in the recognition of core deposit intangibles and customer relationships intangible assets that are amortised over their useful lives, ranging between five and nine years. The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders; and

▪    the acquisition of J O Hambro, previously a privately owned London-based boutique equity investment manager, by BTIM during the half year ended 31 March 2012 resulted in the recognition of management contract intangible assets that are amortised over their useful lives, ranging between five and twenty years. The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders.

7     The accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore has been treated as a Cash Earnings adjustment.

8     Finalisation of tax consolidation related to the merger with St.George gave rise to an income tax expense adjustment of $1,110 million during the half year ended 31 March 2011. The tax consolidation process required Westpac to reset the tax value of certain St.George assets to the appropriate market value of those assets as at the effective date of the tax consolidation (31 March 2009). These adjustments have been treated as a Cash Earnings adjustment due to their size and because they do not reflect ongoing operations.

9     During the year ended 30 September 2011, the Group bought back some Government guaranteed debt, which reduced Government guarantee fees (70 basis points) paid. In undertaking the buybacks, in addition to the 70 basis point fee saving, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the statutory results the cost incurred is recognised at the time of the buybacks. In Cash Earnings the cost incurred is being amortised over the original term of the debt that was bought back. The Cash Earnings adjustment gives effect to the timing difference between statutory results and Cash Earnings.

10    In the half year ended 31 March 2011, the Group increased tax provisions by $93 million in respect of certain existing positions for transactions previously undertaken by the Group. The increase reflected the recent trend of global taxation authorities challenging the historical tax treatment of cross border and complex transactions. This increase in tax provisions was treated as a Cash Earnings adjustment as it related to the global management of historical tax positions and does not reflect ongoing operations. The Group’s management of tax positions has moved to disclosing any such transactions to the taxation authorities at or around the time of execution. In the half year ended 30 September 2011, several of these outstanding matters were resolved. As a result, $23 million of the provision was not required. This benefit was also treated as a Cash Earnings adjustment.

11    In the half year ended 31 March 2012, the Group incurred and provisioned for non-recurring expenses as part of its program to increase the use of global specialists in certain technology and back office operations. These expenses included costs associated with streamlining and better documenting systems and processes, technology costs to enable infrastructure and enhance interaction with suppliers, and costs associated with restructuring the workforce. Given these significant expenses are not considered in determining dividends, they are being treated as Cash Earnings adjustments.

27

INTERIM FINANCIAL REPORT 2012

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. CONTINGENT LIABILITIES, CONTINGENT ASSETS AND CREDIT COMMITMENTS

The Group is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers and to manage its own risk profile. These financial instruments include commitments to extend credit, financial guarantees, standby letters of credit and underwriting facilities.

The Group’s exposure to credit loss in the event of non-performance by the other party to such financial instruments is represented by the contract or notional amount of those instruments. However, some commitments to extend credit and provide underwriting facilities can be cancelled or revoked at any time at the Group’s option.

The Group uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Group takes collateral where it is considered necessary to support both on and off-balance sheet financial instruments with credit risk. The Group evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral taken, if deemed necessary, on the provision of a financial facility is based on management’s credit evaluation of the counterparty.

Off-balance sheet credit-risk related financial instruments excluding derivatives are as follows:

		Half Year Ended
	31 March	30 September	31 March
	2012	2011	2011
	$m	$m	$m
Credit-risk related instruments
Standby letters of credit and financial guarantees[1]	4,766	5,072	4,893
Trade letters of credit[2]	2,811	3,558	1,494
Non-financial guarantees[3]	8,585	8,928	8,129
Commitments to extend credit[4]	130,901	136,160	146,879
Other commitments[5]	122	526	122
Total credit-risk related instruments	147,185	154,244	161,517

1       Standby letters of credit are undertakings to pay, against presentation documents, an obligation in the event of a default by a customer. Guarantees are unconditional undertakings given to support the obligations of a customer to third parties. The Group may hold cash as collateral for certain guarantees issued.

2       Trade letters of credit are undertakings by the Group to pay or accept drafts drawn by an overseas supplier of goods against presentation of documents in the event of default by a customer.

3       Non-financial guarantees include undertakings that oblige the Group to pay third parties should a customer fail to fulfil a contractual non-monetary obligation.

4       Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commercial commitments disclosed above at 31 March 2012, the Group offered $8.3 billion (30 September 2011: $6.2 billion, 31 March 2011: $5.8 billion) of facilities to customers, which had not yet been accepted.

5       Other commitments include underwriter facilities.

Contingent assets

The credit commitments shown in the above table also constitute contingent assets. These commitments would be classified as loans and other assets in the balance sheet on the contingent event eventuating.

Additional liabilities and commitments

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

Westpac has been served with two separate class action proceedings by customers seeking to recover exception fees paid by those customers. The first set of proceedings was commenced by customers of the Westpac brand; the second by customers of the St.George Bank and BankSA brands. Westpac has agreed with the plaintiffs to put the proceedings against Westpac, St.George and BankSA on hold until at least June 2012, pending further developments in similar litigation commenced against another Australian bank.

Westpac was one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings were brought by the liquidators of several Bell Group companies who challenged the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. Judgment was delivered on 28 October 2008 and final orders were handed down on 30 April 2009. Westpac, along with the other defendant banks, was found liable to repay its share of the monies received from the Bell Group plus interest. Westpac is entitled to lodge a claim as a creditor in the liquidation of the Bell Group, but the amount of its recovery, although anticipated to be considerable, is uncertain at this stage. Before allowance is made for recoveries of money in the liquidation, Westpac’s liability was approximately $188 million after taking into account its arrangements with the other banks. As a result of the judgment, Westpac paid this amount into court. The banks have appealed the decision, which was heard in June 2011 in the Court of Appeal of the Supreme Court of Western Australia. The decision is yet to be handed down.

Liquidity support

Westpac is a participant to the Interbank Deposit Agreement along with three other Australian banks. In accordance with the Interbank Deposit Agreement, a deposit notice may be served upon the other participants by a bank which is experiencing liquidity problems. The other participants are then required to deposit equal amounts of up to $2 billion each for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

28

INTERIM FINANCIAL REPORT 2012

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. CONTINGENT LIABILITIES, CONTINGENT ASSETS AND CREDIT COMMITMENTS (CONTINUED)

Financial Claims Scheme

Under the Financial Claims Scheme (FCS) the Australian Government provides depositors a free guarantee of deposits in eligible ADIs up to and including $250,000. Term deposits with eligible ADIs which existed on or before 10 September 2011 are guaranteed up to $1 million until 31 December 2012 or until the term deposit matures, whichever occurs sooner. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI and the responsible Australian Government minister has declared that the FCS applies to that ADI. The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of certain APRA FCS costs connected with an ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities.

NOTE 10. NOTE TO THE CASH FLOW STATEMENT

	Half Year Ended
	31 March	30 September	31 March
	2012	2011	2011
	$m	$m	$m
Reconciliation of net cash provided by/(used in) operating activities to net profit
Net profit	3,001	3,063	3,996
Adjustments:
Depreciation, amortisation and impairment	396	378	343
(Decrease)/increase in sundry provisions and other non-cash items	1,064	(875)	592
Impairment charges	651	552	501
(Increase)/decrease in trading and fair value assets	3,096	(3,173)	(4,944)
Increase/(decrease) in trading and fair value liabilities	(3,602)	2,044	2,888
(Decrease)/increase in derivative financial instruments	2,378	(6,595)	(10,365)
(Increase)/decrease in accrued interest receivable	-	(22)	(172)
Increase/(decrease) in accrued interest payable	291	78	158
(Decrease)/increase in current and deferred tax	261	148	(609)
Net cash provided by/(used in) operating activities	7,536	(4,402)	(7,612)
Details of assets and liabilities of controlled entities acquired
Total assets (tangible and financial)	73	-	-
Identifiable intangible assets	120	-	-
Total liabilities	(70)	-	-
Fair value of identifiable net assets acquired[1]	123	-	-
Goodwill	214	-	-
Total	337	-	-
Consideration paid
Debt and equity instruments issued	45	-	-
Cash paid	292	-	-
Total consideration transferred	337	-	-
Cash paid	292	-	-
Less cash acquired	(22)	-	-
Net cash paid	270	-	-

1              On 1 October 2011 BT Investment Management Limited (an entity controlled by Westpac) acquired 100% of the share capital of J O Hambro Capital Management Limited, a company incorporated in the United Kingdom.

NOTE 11. EVENTS SUBSEQUENT TO BALANCE DATE

No matter or circumstance has arisen since half year ended 31 March 2012 which is not otherwise dealt with in this interim financial report, that has significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

29

INTERIM FINANCIAL REPORT 2012

STATUTORY STATEMENTS

DIRECTORS’ DECLARATION

In the Directors’ opinion:

(i)              the consolidated financial statements and notes set out on pages 15 to 29 are in accordance with the Corporations Act 2001, including that they:

a.             comply with Australian Accounting Standards, the Corporations Regulations 2001 and other mandatory professional reporting requirements; and

b.             give a true and fair view of the Group’s financial position as at 31 March 2012 and of its performance, as represented by the results of its operations, changes in equity and its cash flows, for the half year ended on that date; and

(ii)    there are reasonable grounds to believe that Westpac will be able to pay its debts as and when they become due and payable.

This declaration is made in accordance with a resolution of the Directors.

For and on behalf of the Board.

Lindsay Maxsted Chairman	Gail Kelly Managing Director and Chief Executive Officer

Sydney, Australia
3 May 2012

30

INTERIM FINANCIAL REPORT 2012

STATUTORY STATEMENTS

INDEPENDENT AUDITOR’S REVIEW REPORT TO THE MEMBERS OF WESTPAC BANKING CORPORATION

Report on the Interim Financial Report

We have reviewed the accompanying interim financial report of Westpac Banking Corporation, which comprises the consolidated balance sheet as at 31 March 2012, and the consolidated income statement, the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the half year ended on that date, selected explanatory notes and the directors’ declaration for the Westpac Banking Corporation Group (the consolidated entity). The consolidated entity comprises both Westpac Banking Corporation and the entities it controlled during that half year.

Directors’ responsibility for the interim financial report

The directors of Westpac Banking Corporation are responsible for the preparation of the interim financial report that gives a true and fair view in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the interim financial report that is free from material misstatement whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express a conclusion on the interim financial report based on our review. We conducted our review in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the financial report is not in accordance with the Corporations Act 2001 including: giving a true and fair view of the consolidated entity’s financial position as at 31 March 2012 and its performance for the half year ended on that date; and complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. As the auditor of Westpac Banking Corporation, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual financial report.

A review of an interim financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the Corporations Act 2001.

Conclusion

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the interim financial report of Westpac Banking Corporation is not in accordance with the Corporations Act 2001 including:

(i)     giving a true and fair view of the consolidated entity’s financial position as at 31 March 2012 and of its performance for the half year ended on that date; and

(ii)    complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001.

PricewaterhouseCoopers

Michael Codling Partner	Anne Loveridge Partner	Sydney, Australia 3 May 2012

PricewaterhouseCoopers, ABN 52 780 433 757

Darling Park Tower 2, 201 Sussex Street, GPO BOX 2650, SYDNEY NSW 1171

DX 77 Sydney, Australia

T +61 2 8266 0000, F +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.

31